Exhibit 99.1

City Office REIT Reports Second Quarter 2020 Results

VANCOUVER—August 6, 2020—City Office REIT, Inc. (NYSE: CIO) (the “Company,” “City Office,” “we” or “our”) today announced its results for the quarter ended June 30, 2020.

Second Quarter Highlights

•	GAAP net loss attributable to common stockholders was approximately $1.4 million, or ($0.03) per fully diluted share;

•	Core FFO was approximately $14.1 million, or $0.29 per fully diluted share;

•	AFFO was approximately $6.6 million, or $0.14 per fully diluted share;

•	To date, collected over 99% of second quarter contractual base rent;

•	Same Store Cash NOI increased 2.3% as compared to the second quarter of 2019;

•	In-place occupancy closed the quarter at 91.9%;

•	Executed approximately 326,000 square feet of new and renewal leases during the quarter;

•	Including repurchases subsequent to quarter end, completed the full $100 million share repurchase program. In total, 11,363,851 shares were repurchased at an average gross price of $8.80 per share;

•	Declared a second quarter dividend of $0.15 per share of common stock, paid on July 24, 2020; and

•	Declared a second quarter dividend of $0.4140625 per share of Series A Preferred Stock, paid on July 24, 2020.

Highlights Subsequent to Quarter End

•	Closed the disposition of 7.8 acres of land at Circle Point in Denver, Colorado for $6.5 million;

•	To date, collected over 98% of July contractual base rent; and

•

Executed a total of 136,000 square feet of leasing with a life science tenant at the Sorrento Mesa property in San Diego, California. This includes a 51,000 square foot lease renewal commencing in December 2020, a 26,000 square foot expansion in the same building commencing in September 2021 and a 59,000 square foot lease extension in a nearby building.

“We continue to execute on the proactive strategic initiatives that we have put in place to optimally position ourselves in response to COVID-19,” commented James Farrar, the Company’s Chief Executive Officer. “Collections have been strong with over 99% of base rental revenue collected to date for the second quarter. We continue to focus on operations and renewal leasing. Subsequent to quarter end, we executed a major lease renewal and expansion with a life science tenant at our Sorrento Mesa property in San Diego. In total, this transaction includes approximately 136,000 square feet of space and will be an important driver of incremental cash flow and value creation for the Company. Upon full occupancy occurring in 2021, these lease amendments will generate approximately $2.8 million of incremental base rental revenue per year as compared to the expiring rates.”

“As a result of the strong performance to date, we have increased our 2020 guidance metrics. However, we remain cautious about the continued economic impact of the pandemic and the effect it will have on our operations and tenants. We intend to continue to operate with lower leverage levels and in a conservative manner to protect long term value for our shareholders.”

A reconciliation of certain non-GAAP financial measures, including FFO, Core FFO, AFFO, NOI, Same Store NOI, Same Store Cash NOI and Adjusted Cash NOI, to the most directly comparable financial measure under U.S. generally accepted accounting principles (“GAAP”) can be found at the end of this release.

Portfolio Operations

The Company reported that its total portfolio as of June 30, 2020 contained 5.8 million net rentable square feet and was 91.9% occupied.

The Company has collected over 99% of contractual base rent for the three months ended June 30, 2020. Rent abatement or deferral agreements have been reached with tenants representing an additional 0.6% of contractual base rent. A break-down of the Company’s exposure to select industries and rent relief granted is provided on page 15 of our supplemental financial information package.

City Office’s NOI was approximately $25.5 million, or approximately $25.0 million on an adjusted cash basis, during the second quarter of 2020. NOI for the quarter benefited from $0.5 million of termination fee income, of which $0.4 million was related to a lease expansion by a tenant at the Cherry Creek property that necessitated a lease termination by another tenant.

Same Store Cash NOI increased 2.3% for the three months ended June 30, 2020 as compared to the same period in the prior year. Same Store Cash NOI increased 3.2% for the six months ended June 30, 2020 as compared to the same period in the prior year.

Investment and Disposition Activity

On July 23, 2020, the Company completed the previously announced disposition of 7.8 acres of land at its Circle Point campus in Denver, Colorado for $6.5 million, resulting in an estimated net gain of approximately $1.3 million, after estimated transaction expenses and taxes payable. The land is expected to be developed for multifamily and mixed use, including an oversized fitness facility that will be an amenity to City Office’s two adjacent office buildings. The Company retains a 10.4 acre parcel of land contiguous with its Circle Point office campus, which is zoned for approximately 220,000 square feet of office.

Leasing Activity

The Company’s total leasing activity during the second quarter of 2020 was approximately 326,000 square feet, which included 60,000 square feet of new leasing and 266,000 square feet of renewals. Approximately 292,000 square feet of leases signed within the quarter will commence subsequent to quarter end.

New Leasing – New leases were signed with a weighted average lease term of 4.8 years at a weighted average annual rent of $21.98 per square foot and at a weighted average cost of $4.42 per square foot per year.

Renewal Leasing – Renewal leases were signed with a weighted average lease term of 0.8 years at a weighted average annual rent of $21.99 per square foot and at a weighted average cost of $1.63 per square foot per year. Renewal leasing was impacted by the 163,000 square foot tenant at the Lake Vista Pointe property in Dallas exercising a three month contractual lease extension option that extended its term until January 31, 2022.

Capital Structure

As of June 30, 2020, the Company had total principal outstanding debt of approximately $709.2 million. Approximately $559.2 million or 78.8% of the Company’s outstanding debt was fixed rate. When factoring in the $50 million term loan as fixed rate debt due to an interest swap, which effectively fixes the 30-day LIBOR rate, approximately 85.9% of the Company’s debt was effectively fixed rate. City Office’s total principal outstanding debt had a weighted average maturity of approximately 4.6 years and a weighted average interest rate of 3.7%.

On March 9, 2020, the Company’s board of directors approved a share repurchase plan authorizing the Company to repurchase up to $100 million of its outstanding shares of common stock. During the three months ended June 30, 2020, the Company repurchased 8,798,406 shares of its common stock at an average gross price of $8.84 per share for a total cost of approximately $77.7 million. Including incremental share repurchases completed after quarter end, the Company has repurchased 11,363,851 shares at an average gross price of $8.80 per share for an aggregate cost of approximately $100.0 million.

On August 5, 2020, the Company’s board of directors approved a share repurchase plan authorizing the Company to repurchase up to an additional $50.0 million of its outstanding shares of common stock. No shares have been purchased under this program to date.

Dividends

On June 12, 2020, the Company’s board of directors approved and the Company declared a cash dividend of $0.15 per share of the Company’s common stock for the three months ended June 30, 2020. The dividend was paid on July 24, 2020 to common stockholders and unitholders of record as of July 10, 2020.

On June 12, 2020, the Company’s board of directors approved and the Company declared a cash dividend of $0.4140625 per share of the Company’s 6.625% Series A Preferred Stock. The dividend was paid on July 24, 2020 to preferred stockholders of record as of July 10, 2020.

Revised 2020 Outlook

The Company is updating its full year 2020 guidance based on year-to-date performance and its expectations for the remainder of the year.

2020 Core FFO per diluted share expectations were increased primarily by a reduced provision for uncollectible rents for the balance of the year and the impact of the termination fee income from the Cherry Creek property.

Full Year 2020 Guidance	Previous		Updated
	Low	High	Low	High
Property Acquisitions	Nil	Nil	Nil	Nil
Net Operating Income	$96.0M	$99.0M	$100.0M	$102.0M
General & Administrative Expenses	$10.5M	$11.5M	$10.5M	$11.5M
Interest Expense	$27.0M	$28.0M	$27.0M	$28.0M
2020 Core FFO per diluted share	$1.07	$1.12	$1.15	$1.18
Net Recurring Straight-Line Rent Adjustment	$1.5M	$2.5M	$1.5M	$2.5M
Same Store Cash NOI Change	(4.5%)	(1.5%)	(1.0%)	2.0%
December 31, 2020 Occupancy	88.5%	91.0%	88.5%	90.5%

This revised outlook reflects management’s view of current and future market conditions, including future acquisitions and dispositions, rental rates, occupancy levels, leasing activity, uncollectible rents, operating and general administrative expenses, weighted average diluted shares outstanding and interest rates. We may revise guidance in future quarters as the impacts of the COVID-19 pandemic are uncertain and impossible to predict.

Material Considerations:

1.

The General and Administrative Expenses guidance includes approximately $2.4 million for stock-based compensation. Our Core FFO definition excludes stock-based compensation. Excluding stock-based compensation, General and Administrative Expenses guidance would have been $8.1 – $9.1 million.

2.

Due to uncertainty created by COVID-19, Net Operating Income removes future leasing assumptions for vacant space and contains a general provision for uncollectible rents of between 0.5% and 2.0% of rental revenue for the third and fourth quarters of 2020 (previously between 1.0% and 3.0% of rental revenue for the second, third and fourth quarters of 2020).

3.	Annual weighted average fully diluted shares of common stock outstanding are assumed to be approximately 47.7 – 47.8 million (previously 47.2 – 47.6 million).

4.

Termination fee income associated with a lease at the Cherry Creek property is approximately $0.9 million. Approximately $0.4 million was amortized in the second quarter and $0.5 million is expected to be amortized in the third quarter.

Webcast and Conference Call Details

City Office’s management will hold a conference call at 11:00 am Eastern Time on August 6, 2020.

The webcast will be available under the “Investor Relations” section of the Company’s website at www.cityofficereit.com. The conference call can be accessed by dialing 1-866-262-0919 for domestic callers and 1-412-902-4106 for international callers.

A replay of the call will be available later in the day on August 6, 2020, continuing through 11:59 pm Eastern Time on October 6, 2020 and can be accessed by dialing 1-877-344-7529 for domestic callers and 1-412-317-0088 for international callers. The passcode for the replay is 10145412. A replay will also be available for twelve months following the call at “Webcasts & Events” in the “Investor Relations” section of the Company’s website.

A supplemental financial information package to accompany the discussion of the results will be posted on www.cityofficereit.com under the “Investor Relations” section.

Non-GAAP Financial Measures

Funds from Operations (“FFO”) – The National Association of Real Estate Investment Trusts (“NAREIT”) states FFO should represent net income or loss (computed in accordance with GAAP) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments of unconsolidated partnerships and joint ventures, gains or losses on the sale of property and impairments to real estate.

The Company uses FFO as a supplemental performance measure because the Company believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We also exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of the earn-out, changes in fair value of contingent consideration and the amortization of stock based compensation.

We believe Core FFO provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Other equity REITs may calculate Core FFO differently or not at all, and, accordingly, the Company’s Core FFO may not be comparable to such other REITs’ Core FFO.

Adjusted Funds from Operations (“AFFO”) – We compute AFFO by adding to Core FFO the non-cash amortization of deferred financing fees and non-real estate depreciation and then subtracting cash paid for recurring tenant improvements, leasing commissions, and capital expenditures, and eliminating the net effect of straight-line rent / expense, deferred market rent and debt fair value amortization. Recurring capital expenditures exclude development / redevelopment activities, capital expenditures planned at acquisition and costs to reposition a property. We exclude first generation leasing costs within the first two years of our initial public offering or acquisition, which are generally to fill vacant space in properties we acquire or were planned at acquisition. We have further excluded all costs associated with tenant improvements, leasing commissions and capital expenditures which were funded by the entity contributing the properties at closing.

Along with FFO and Core FFO, we believe AFFO provides investors with appropriate supplemental information to evaluate the ongoing operations of the Company. Other equity REITs may calculate AFFO differently, and, accordingly, the Company’s AFFO may not be comparable to such other REITs’ AFFO.

Net Operating Income (“NOI”), Adjusted Cash NOI – We define NOI as rental and other revenues less property operating expenses. We define Adjusted Cash NOI as NOI less the effect of recurring straight-line rent / expense, deferred market rent, and any amounts which are funded by the selling entities.

We consider NOI and Adjusted Cash NOI to be appropriate supplemental performance measures to net income because we believe they provide information useful in understanding the core operations and operating performance of our portfolio.

Same Store Net Operating Income (“Same Store NOI”) and Same Store Cash Net Operating Income (“Same Store Cash NOI”) – Same Store NOI and Same Store Cash NOI is calculated as the NOI attributable to the properties continuously owned and operated for the entirety of the reporting periods presented. The Company’s definition of Same Store NOI and Same Store Cash NOI excludes properties that were not stabilized during both of the applicable reporting periods. These exclusions may include, but are not limited to, acquisitions, dispositions and properties undergoing repositioning or significant renovations.

We believe Same Store NOI and Same Store Cash NOI is an important measure of comparison because it allows for comparison of operating results of stabilized properties owned and operated for the entirety of both applicable periods and therefore eliminates variations caused by acquisitions, dispositions or repositionings during such periods. Other REITs may calculate Same Store NOI and Same Store Cash NOI differently and our calculation should not be compared to that of other REITs.

Forward-looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company’s current beliefs as to the outcome and timing of future events. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “approximately,” “anticipate,” “assume,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “hypothetical,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” or other similar words or expressions. There can be no assurance that actual forward-looking statements, including projected capital resources, projected profitability and portfolio performance, estimates or developments affecting the Company will be those anticipated by the Company. Examples of forward-looking statements include those pertaining to expectations regarding our financial performance, including under metrics such as NOI and FFO, market rental rates, national or local economic growth, estimated replacement costs of our properties, the Company’s expectations regarding tenant occupancy, re-leasing periods, projected capital improvements, expected sources of financing, expectations as to the likelihood and timing of closing of acquisitions, dispositions, or other transactions, the expected operating performance of the Company’s current properties, anticipated near-term acquisitions and descriptions relating to these expectations, including, without limitation, the anticipated net operating income yield and cap rates, and changes in local, regional, national and international economic conditions, including as a result of the ongoing COVID-19 pandemic. Forward-looking statements presented in this press release are based on management’s beliefs and assumptions made by, and information currently available to, management.

The forward-looking statements contained in this press release are based on historical performance and management’s current plans, estimates and expectations in light of information currently available to us and are subject to uncertainty and changes in circumstances. There can be no assurance that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to the factors, risks and uncertainties described above, changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors described in our news releases and filings with the SEC, including but not limited to those described in our Annual Report on Form 10-K for the year ended December 31, 2019 under the heading “Risk Factors” and in our subsequent reports filed with the SEC, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove to be incorrect, our actual results may vary in material respects from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company does not guarantee that the assumptions underlying such forward-looking statements contained in this press release are free from errors. Unless otherwise stated, historical financial information and per share and other data are as of June 30, 2020 or relate to the quarter ended June 30, 2020. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

City Office REIT, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except par value and share data)

	June 30, 2020	December 31, 2019
Assets
Real estate properties
Land	$230,034	$230,034
Building and improvement	788,544	784,636
Tenant improvement	104,842	94,218
Furniture, fixtures and equipment	285	285

	1,123,705	1,109,173
Accumulated depreciation	(120,298)	(101,835)

	1,003,407	1,007,338

Cash and cash equivalents	67,039	70,129
Restricted cash	16,104	17,394
Rents receivable, net	33,145	32,112
Deferred leasing costs, net	14,067	12,393
Acquired lease intangible assets, net	56,789	67,533
Other assets	16,817	17,061
Assets held for sale	4,543	4,514

Total Assets	$1,211,911	$1,228,474

Liabilities and Equity
Liabilities:
Debt	$704,797	$607,250
Accounts payable and accrued liabilities	28,203	28,786
Deferred rent	7,029	6,593
Tenant rent deposits	5,358	5,658
Acquired lease intangible liabilities, net	7,010	8,194
Other liabilities	18,832	22,794
Liabilities related to assets held for sale	27	67

Total Liabilities	771,256	679,342

Commitments and Contingencies
Equity:
6.625% Series A Preferred stock, $0.01 par value per share, 5,600,000 shares authorized, 4,480,000 issued and outstanding	112,000	112,000
Common stock, $0.01 par value, 100,000,000 shares authorized, 44,511,313 and 54,591,047 shares issued and outstanding	445	545
Additional paid-in capital	488,820	577,131
Accumulated deficit	(159,390)	(142,383)
Accumulated other comprehensive (loss)/income	(2,324)	715

Total Stockholders’ Equity	439,551	548,008
Non-controlling interests in properties	1,104	1,124

Total Equity	440,655	549,132

Total Liabilities and Equity	$1,211,911	$1,228,474

City Office REIT, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Rental and other revenues	$39,617	$41,171	$79,739	$78,291

Operating expenses:
Property operating expenses	14,084	14,526	28,780	28,370
General and administrative	2,697	3,362	5,480	5,660
Depreciation and amortization	15,080	14,604	30,032	29,022

Total operating expenses	31,861	32,492	64,292	63,052

Operating income	7,756	8,679	15,447	15,239
Interest expense:
Contractual interest expense	(6,792)	(7,502)	(13,153)	(14,645)
Amortization of deferred financing costs and debt fair value	(341)	(334)	(665)	(671)

	(7,133)	(7,836)	(13,818)	(15,316)
Net gain on sale of real estate property	—	478	—	478

Net income	623	1,321	1,629	401
Less:
Net income attributable to non-controlling interests in properties	(179)	(165)	(361)	(334)

Net income attributable to the Company	444	1,156	1,268	67
Preferred stock distributions	(1,855)	(1,855)	(3,710)	(3,710)

Net loss attributable to common stockholders	$(1,411)	$(699)	$(2,442)	$(3,643)

Net loss per common share:
Basic	$(0.03)	$(0.02)	$(0.05)	$(0.09)

Diluted	$(0.03)	$(0.02)	$(0.05)	$(0.09)

Weighted average common shares outstanding:
Basic	47,542	39,640	50,993	39,603

Diluted	47,542	39,640	50,993	39,603

Dividend distributions declared per common share	$0.150	$0.235	$0.300	$0.470

City Office REIT, Inc.

Reconciliation of Net Income to Net Operating Income and Adjusted Cash NOI

(Unaudited)

(In thousands)

Three Months Ended June 30, 2020
Net income	$623
Adjustments to net income:
General and administrative	2,697
Contractual interest expense	6,792
Amortization of deferred financing costs and debt fair value	341
Depreciation and amortization	15,080

Net Operating Income (“NOI”)	$25,533
Net recurring straight-line rent/expense adjustment	(77)
Net amortization of above and below market leases	(59)

Portfolio Adjusted Cash NOI	$25,397
NCI in properties – share in cash NOI	(418)

Adjusted Cash NOI (CIO share)	$24,979

City Office REIT, Inc.

Reconciliation of Net Income to FFO, Core FFO and AFFO

(Unaudited)

(In thousands, except per share data)

Three Months Ended June 30, 2020
Net loss attributable to common stockholders	$(1,411)
(+) Depreciation and amortization	15,080

13,669
Non-controlling interests in properties:
(+) Share of net income	179
(-) Share of FFO	(342)

FFO attributable to common stockholders	$13,506

(+) Stock based compensation	588

Core FFO attributable to common stockholders	$14,094

(+) Net recurring straight-line rent/expense adjustment	(77)
(+) Net amortization of above and below market leases	(59)
(+) Net amortization of deferred financing costs and debt fair value	339
(-) Net recurring tenant improvements and incentives	(6,395)
(-) Net recurring leasing commissions	(472)
(-) Net recurring capital expenditures	(836)

AFFO attributable to common stockholders	$6,594

FFO per common share	$0.28

Core FFO per common share	$0.29

AFFO per common share	$0.14

Dividends distributions declared per common share	$0.150
FFO Payout Ratio	53%
Core FFO Payout Ratio	51%
AFFO Payout Ratio	109%

Weighted average common shares outstanding - diluted	48,023

City Office REIT, Inc.

Reconciliation of Rental and Other Revenues to Same Store NOI and Same Store Cash NOI

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Rental and other revenues	$39,617	$41,171	$79,739	$78,291
Property operating expenses	14,084	14,526	28,780	28,370

Net operating income (“NOI”)	$25,533	$26,645	$50,959	$49,921
Less: NOI of properties not included in same store	(2,421)	(1,157)	(5,819)	(2,841)

Same store NOI	$23,112	$25,488	$45,140	$47,080
Less:
Non-recurring other income	—	(2,625)	—	(2,625)
Termination fee income	(483)	(35)	(863)	(238)
Straight-line rent/expense adjustment	102	(792)	46	(1,564)
Above and below market leases	(177)	(15)	(272)	13
NCI in properties – share in cash NOI	(418)	(391)	(834)	(785)

Same store cash NOI	$22,136	$21,630	$43,217	$41,881

City Office REIT, Inc.

Reconciliation of Net Income to Core FFO Guidance

(Unaudited)

(In thousands, except per share data)

	Full year 2020 Outlook
	Low	High
Net loss attributable to common stockholders	$(10,350)	$(8,650)
(+) Depreciation and amortization	63,600	63,200
(-) Non-controlling interests in properties	(650)	(650)
(+) Stock based compensation	2,400	2,400

Core FFO attributable to common stockholders	$55,000	$56,300

Core FFO per common share	$1.15	$1.18

Weighted average shares of common stock	47,700	47,700

Contact

City Office REIT, Inc.

Anthony Maretic, CFO

+1-604-806-3366

investorrelations@cityofficereit.com